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                                                       Missouri



                             FORM OF
               DEED OF TRUST, ASSIGNMENT OF LEASES
                 AND RENTS AND SECURITY AGREEMENT



                      Dated:   June 5, 1996


                   Among ARGOSY GAMING COMPANY,
                      a Delaware corporation

     CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation
                               and

                 FIRST NATIONAL BANK OF COMMERCE,
                  a national banking association

                     Platte County, Missouri

      Recording requested by and after recording return to:

               Skadden, Arps, Slate, Meagher & Flom
                      333 West Wacker Drive
                     Chicago, Illinois 60606
                  Attn: David S. McCarthy, Esq.

                 This instrument was prepared by:

                         Winston & Strawn
                       35 West Wacker Drive
                     Chicago, Illinois 60601
                   Attn:  Reed W. Ramsay, Esq.

- -------------------------------------------------------------------------------

               THIS DEED OF TRUST SECURES FUTURE ADVANCES
               AND FUTURE OBLIGATIONS AT ANY TIME OUTSTANDING
               UP TO A MAXIMUM PRINCIPAL AMOUNT OF $235,000,000,
               AND BENEFICIARY SHALL RECEIVE THE BENEFITS OF
               R.S. MO. - Section-443.055
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          DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS
                      AND SECURITY AGREEMENT
                           June 5, 1996


          THIS DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (this "INSTRUMENT") is entered into as of the day set forth above by and between ARGOSY GAMING COMPANY, a Delaware corporation (referred to herein as either "GRANTOR" or "BORROWER") whose chief executive office is located at 219 Piasa Street, Alton, Illinois 62002-6232 and CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation ("TRUSTEE") having an office at 1100 Main Street, Suite 500, Kansas City, Missouri 64105 and FIRST NATIONAL BANK OF COMMERCE, a national banking association, as trustee under the Indenture (as hereinafter defined), ("BENEFICIARY"), whose address is 210 Baronne Street, New Orleans, Louisiana 70112.

          WHEREAS, the Grantor, Beneficiary, and certain other parties have entered into that certain Indenture dated as of June 5, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE"), pursuant to which, among other things, the Grantor has issued its 13 1/4% First Mortgage Notes due 2004 (the "Original Notes"); and

          WHEREAS, pursuant to a Registration Rights Agreement between the Grantor and certain other parties, the Grantor will file a registration statement with respect to an offer to exchange the Original Notes for a new series of 13 1/4% First Mortgage Notes due 2004 registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Original Notes (the "SERIES B NOTES" and together with the Original Notes, the "Notes"); and

          WHEREAS, execution of this Instrument is a condition precedent to the closing on the Indenture.

          Capitalized terms used herein but not described herein have the meanings ascribed such terms in the Indenture.

          NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that in order to secure to Beneficiary (a) the repayment of the indebtedness evidenced by the Notes to the Holders with interest thereon, and all other Indenture Obligations, together with all renewals, extensions and modifications thereof; (b) the payment of all other sums with interest thereon advanced in accordance herewith to protect the security of this Instrument; and (c) the performance of the covenants and agreements of Grantor herein contained and contained in the Indenture and the Security Documents (collectively, the "INDEBTEDNESS"), Grantor hereby irrevocably grants, bargains, sells, conveys, confirms, assigns, transfers and sets over to the TRUSTEE IN TRUST, WITH THE POWER OF SALE the premises described in EXHIBIT 1 attached hereto and made a part hereof (the premises described in EXHIBIT 1 are hereinafter individually and collectively referred to as the "PREMISES") together with:

          (a) all buildings, improvements, and tenements now or hereafter erected on the Premises, and all heretofore or hereafter vacated alleys and streets abutting the Premises; and

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          (b)  all easements, rights of way, rights, appurtenances, rents, issues, profits, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the Premises; and

          (c) all fixtures, personal property, machinery, equipment, engines, boilers, incinerators, building materials, appliances and goods of every nature whatsoever now or hereafter located in, or on, or used, or intended to be used in connection with the Premises, including, but not limited to, those for the purposes of supplying or distributing heating, cooling, electricity, gas, water, air and light; and

          (d) all elevators, and related machinery and equipment, fire prevention and extinguishing apparatus, security and access control apparatus, plumbing, bathtubs, water heaters, water closets, sinks, ranges, stoves, refrigerators, dishwashers, disposals, washers, dryers, awnings, storm windows, storm doors, screens, blinds, shades, curtains and curtain rods, mirrors, cabinets, paneling, rugs, attached floor coverings, furniture, fixtures, equipment used in connection with the Premises; and

          (e) all other property now owned or hereafter acquired and used in, on or about the Premises; and

          (f) all leasehold estates, right, title and interest of Grantor in and to all ground leases, leases, subleases covering the Premises or any portion thereof now or hereafter existing or entered into (herein "LEASES") and all right, title and interest of Grantor thereunder, including without limitation all guaranties thereof, all cash, security deposits, advance rentals, and all deposits or payments of a similar nature; and

          (g) all right, title and interest of Grantor into and under all plans, specifications, maps, surveys, studies, reports, permits, licenses (excluding Gaming Licenses (as defined in the Indenture) or any other governmental approval or payment, to the extent that, under the terms and conditions of such approval or under applicable law, such approvals cannot be subjected to a Lien in favor of Beneficiary), architectural, engineering and construction contracts, books, accounts, insurance policies, title insurance policies and other documents of whatever kind or character, relating to the use, construction, occupancy, leasing, sale or operation of the Premises; and

          (h)  all fixtures and personal property described in EXHIBIT 2; and

          (i) all interests, estates or other claims or demands, in law and in equity which Grantor now has or may hereafter acquire, in the Property (hereinafter defined) and all estate, interest, right, title, other claim or demand, both in law and in equity including claims or demands with respect to proceeds of insurance relating thereto, which Grantor now has or may hereafter acquire in the Premises or any other property, or any portion thereof or interest therein; and

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          (j)  all awards made for the taking by eminent domain or by any proceeding or purchase in lieu thereof of the whole or any part of the Property, including without limitation, any award resulting from a change of any streets (whether as to grade accession otherwise) and any award for severance damages all of which, including all appurtenances, replacements, betterments, renewals, substitutions and additions thereto, shall be deemed to be and remain a part of the real property covered by this Instrument.

All of the foregoing, together with said Premises, individually and collectively, are herein referred to as the "Property."

          Grantor covenants to Trustee and Beneficiary that Grantor is lawfully seized of the estate hereby conveyed and has the right to grant, bargain, sell, convey, confirm, assign, transfer and set over the Property, that the Property is unencumbered and free of all mortgages, pledges, liens, charges, other encumbrances, adverse claims and other defects of title whatsoever except for easements of record that do not materially interfere with the use of the Property for the operation of Missouri Gaming Company, liens and other encumbrances permitted by the Indenture, and that Grantor will forever warrant and defend the title to the Property and the validity and priority of the lien of this Instrument to Trustee and Beneficiary and their respective successors and assigns against all claims and demands, whatsoever.

          TO HAVE AND TO HOLD the Property unto the Trustee forever, the Grantor hereby binds itself and Grantor, Trustee and Beneficiary covenant and agree as follows:

          1.     PAYMENT OF PRINCIPAL AND INTEREST.   Grantor shall pay when
due the principal of and interest on the Indebtedness evidenced by the Notes, any prepayment and late charges provided in the Notes, and all other Indebtedness secured by this Instrument all without relief from valuation and appraisement laws.

          2. FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES. Upon default in payment of any of the following described items, or upon the occurrence of any other Event of Default as defined in the Indenture, Beneficiary shall have the right at its option, to require Grantor to pay to Beneficiary, every month, until the Indebtedness is paid in full, a sum (herein "FUNDS") equal to one-twelfth of (a) the yearly water and sewer rates and assessments, all taxes, liens, impositions, public charges and all general, special ordinary charges and assessments which may be levied on the Property; (b) the yearly ground rents, if any; and (c) the yearly premium installments for fire and other hazard insurance, general liability, rent loss insurance and such other insurance covering the Property as Beneficiary may require pursuant to Paragraph 5 hereof, all as reasonably estimated initially and from time to time by Beneficiary on the basis of assessments and bills and reasonable estimates thereof. Any waiver by Beneficiary of a requirement that Grantor pay such Funds may be revoked by Beneficiary, in Beneficiary's sole discretion, at any time upon notice in writing to Grantor. Beneficiary may require Grantor to pay to Beneficiary, in advance, such other Funds for other taxes, charges, premiums, assessments and impositions in connection with Grantor or the Property which Beneficiary shall reasonably deem necessary to protect Beneficiary's interests (herein "OTHER IMPOSITIONS"). Unless otherwise provided by applicable law, Beneficiary, at

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Beneficiary's option, may require Funds for Other Impositions to be paid by
Grantor in a lump sum or in periodic installments.

          Beneficiary shall apply the Funds to pay said rates, rents, taxes, assessments, insurance premiums and Other Impositions so long as Grantor is not in breach of any covenant or agreement of Grantor in this Instrument or the Indenture. Beneficiary shall make no charge for so holding and applying the Funds, analyzing said account or for verifying and compiling said assessments and bills, unless Beneficiary pays Grantor interest, earnings or profits on the Funds and applicable law permits Beneficiary to make such a charge. Unless such agreement is made or applicable law requires interest, earnings or profits on the Funds to be paid, Beneficiary shall not be required to pay Grantor any interest, earnings or profits on the Funds. Beneficiary shall give to Grantor, without charge, an annual accounting of the Funds in Beneficiary's normal format showing credits and debits to the Funds and the purpose for which each debit to other Funds was made. The Funds are pledged as additional security for the Indebtedness secured by this Instrument and shall be subject to the right of set off.

          If the amount of the Funds held by Beneficiary at the time of the annual accounting thereof shall exceed the amount deemed necessary by Beneficiary to provide for the payment of water and sewer rates, taxes, assessments, finance premiums, rents and Other Impositions, as they fall due, such excess may be credited to Grantor on the next monthly instrument or installments of Funds due or may be applied to the outstanding balance of the Indebtedness secured hereby, within the sole discretion of the Beneficiary. If at any time the amount of the Funds held by Beneficiary shall be less than the amount deemed necessary by Beneficiary to pay water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as they fall due, Grantor shall pay to Beneficiary any amount necessary to make up the deficiency immediately after notice from Beneficiary to Grantor requesting payment thereof.

          Upon Grantor's breach of any covenant or agreement of Grantor in this Instrument or upon the occurrence of an Event of Default under the Indenture, Beneficiary may apply, in any amount and in any order as Beneficiary shall determine in Beneficiary's sole discretion, any Funds held by Beneficiary at the time of application (a) to pay rates, rents, taxes, assessments, insurance premiums and Other Impositions which are now or will hereafter become due or (b) pay interest or principal on the Indebtedness evidenced by the Notes or as a credit against any Indebtedness secured by this Instrument. Upon payment in full of the Indebtedness secured by this Instrument or release of this Instrument as provided for in the Indenture, Beneficiary shall promptly refund to Grantor any Funds held by Beneficiary.

          3. APPLICATION OF PAYMENTS. Unless applicable law provides otherwise, and except as otherwise provided herein, all payments received by Beneficiary from Grantor under this Instrument shall be applied by Beneficiary in the following order of priority: (a) amounts payable to Beneficiary by Grantor under Paragraph 2 hereof; (b) interest payable on the Notes; (c) principal of the Notes; (d) interest payable on advances made pursuant to Paragraph 8 hereof; (e) principal of advances made pursuant to Paragraph 8 hereof; and (f) any other Indebtedness secured by this Instrument in such order as Beneficiary, at Beneficiary's option, may

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determine; PROVIDED, HOWEVER, that Beneficiary may, at Beneficiary's option, apply any sums payable pursuant to Paragraph 8 hereof prior to interest on and principal of the Notes, but such application shall not otherwise affect the order of priority of application specified in this Paragraph 3 and that Beneficiary, at Beneficiary's option, may apply payments received and applied to payment of principal or interest on the Notes among the Notes in such order as Beneficiary, in Beneficiary's sole discretion, may determine.

          4. CHARGES, LIENS. Grantor shall pay all water and sewer rates, rents, taxes (not being diligently contested in good faith by Grantor in a timely manner), assessments, premiums, and Other Impositions attributable to the Property. Except as otherwise permitted under the Indenture, Grantor shall immediately discharge any Lien upon the Property, and Grantor shall pay when due or bond-over the claims of all persons supplying labor or materials to or in connection with the Property. Without Beneficiary's prior written permission, Grantor shall not allow or permit or by any act or failure to act, acquiesce or allow to be created any lien, encumbrance, or other interest in the Property to be placed, created or perfected against the Property.

          5. INSURANCE. Grantor will insure each individual Property against such perils and hazards, and in such amounts and with such limits, as Beneficiary may reasonably require from time to time, and in any event, will continuously maintain the following described policies of insurance (the "INSURANCE POLICIES"):

          (a) Casualty insurance against loss and damage by all risks of physical loss or damage, including fire, windstorm, flood, earthquake and other risks covered by the so-called extended coverage endorsement or all risk insurance in amounts not less than the eighty percent (80%) of the full insurable replacement value of all improvements, fixtures and equipment from time to time on the Property and bearing a replacement cost agreed amount endorsement;

          (b) Comprehensive public and product liability insurance against death, bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000.00);

          (c) Rental or business interruption insurance in amounts sufficient to pay, for a period of up to one (1) year, all amounts required to be paid by Grantor pursuant to the Notes and this Instrument (or as otherwise approved by Beneficiary);

          (d) If the Federal Insurance Administration (FIA) has designated the Property to be in a special flood hazard area and has designated the community in which the Property is located eligible for sale of subsidized insurance, first and second layer flood insurance when and as available; and

          (e) The types and amounts of coverage as are customarily maintained by owners or operators of like properties in similar corresponding geographic areas.

          All insurance policies and renewals thereof shall be in a form reasonably acceptable to Beneficiary and shall include a standard mortgage clause in favor of and in form acceptable to Beneficiary. Beneficiary shall be listed as a mortgagee, loss payee and additional insured of all such policies as its interests may appear. Beneficiary shall have the right to hold the policies, and Grantor shall promptly furnish to Beneficiary all renewal notices and all receipts of paid premiums. At least thirty days prior to the expiration date of a policy, Grantor shall deliver to Beneficiary a renewal policy in form satisfactory to Beneficiary.

          In the event of any Event of Loss with respect to the Property, Grantor shall give immediate written notice to the insurance carrier and to Beneficiary. Grantor hereby authorizes and empowers Beneficiary as attorney-in-fact for Grantor to make proof of loss, to adjust and compromise any claim under the insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Beneficiary's expenses actually incurred in the collection of such proceeds; provided, however, that nothing contained in this Paragraph 5 shall require Grantor to incur any expense or take any action hereunder. In the event of such Event of Loss, the Net Cash Proceeds shall be disbursed as provided in the Indenture.

          If the Net Cash Proceeds are held by Beneficiary to reimburse Grantor for the cost of restoration and repair of the Property, Grantor shall commence and shall continue to restore and repair the Property to the equivalent of its original condition. If the cost of such restoration shall exceed the sum of One Million Dollars ($1,000,000) or if the restoration to be done may materially impair the structural integrity of a material portion of the buildings on the Premises, disbursement of said proceeds shall be conditioned on Beneficiary's receipt of plans and specifications of an architect, contractor's cost estimates, architect's certificates, waivers of lien, sworn statements of mechanics and materialmen and such other evidence of costs, percentage completion of construction, application of payments, and satisfaction of liens and such other conditions and requirements as Beneficiary may require. If the Net Cash Proceeds are applied to the payment of the Indebtedness secured by this Instrument, any such application of proceeds to principal shall not extend or postpone the due dates of the installments payable under the Indenture or change the amounts of such installments. Notwithstanding the foregoing, if the Property is sold pursuant to the terms and provisions of this Instrument or if Beneficiary acquires title to the Property, Beneficiary shall have all of the right, title and interest of Grantor in and to any insurance policies and unearned premiums thereon and in and to the proceeds resulting from any damage to the Property prior to such sale or acquisition.

          Wherever a provision is made in this Instrument for insurance policies to bear mortgage clauses or other loss payable clauses or endorsements in favor of Beneficiary, or to confer authority upon Beneficiary to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of the Beneficiary shall continue in the Beneficiary as judgment creditor or mortgagee until confirmation of sale.

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          6.   PRESERVATION AND MAINTENANCE OF PROPERTY.  Grantor (a) shall not commit waste or permit impairment or deterioration of the Property; (b) shall not abandon the Property; (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Beneficiary may, in its reasonable discretion, approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair unless the improvements constituting the Property are totally destroyed, insurance has been maintained thereon as required by this Instrument and Beneficiary applies the proceeds of said insurance to payment of the Indebtedness secured by this Instrument; (d) shall keep the Property, including improvements, fixtures, equipment, machinery and appliances thereon in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair; (e) shall comply with all laws, ordinances, regulations, zoning ordinances and requirements of any governmental body applicable to the Property; and (f) shall give notice in writing to Beneficiary, appear in and defend any action or proceeding purporting to affect the Property, the security of this Instrument or the rights or powers of Beneficiary. Neither Grantor nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture (other than trade fixtures), equipment, machinery or appliance in or on the Property except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

          7. USE OF PROPERTY. (a) Unless required by applicable law or unless Beneficiary has otherwise agreed in writing, Grantor shall not allow changes in the use for which all or any part of the Property was intended at the time this Instrument was executed. Grantor shall not initiate or acquiesce to a change in the zoning classification of the Property without Beneficiary's prior written consent (which consent shall not be unreasonably withheld). Grantor shall have the right to enter into easements for ingress, egress and utilities which serve and benefit the Property, without the consent of Beneficiary. If at any time Grantor desires that Beneficiary release the lien of this Instrument from the parcel described in EXHIBIT 3 attached hereto (the "Specified Parcel"), which constitutes part of the Premises owned by Grantor, Grantor shall notify Beneficiary in writing (a "RELEASE NOTICE") not less than fifteen (15) days prior to the date of the desired release. Grantor shall provide Beneficiary with a legal description of the Specified Parcel and evidence of proper subdivision thereof if required, and separate tax identification if required (or, that proper application therefor has been made) prior to the desired release.
Beneficiary agrees to cause Trustee to execute and deliver to Grantor, within fifteen (15) days after receipt of the Release Notice, an appropriate release document upon payment by Grantor to Beneficiary of a release price of One Dollar ($1.00). Notwithstanding anything to the contrary contained in the foregoing, upon the occurrence and during the continuance of a Default, no release of the Specified Parcel shall be permitted.

          (b) Provided Grantor delivers to Beneficiary and Trustee the certification hereinafter described, Grantor shall have the right, without the consent of Beneficiary or Trustee, to grant, reserve, dedicate or create easements on, over, across, through and under portions of the Property reasonably necessary for the purposes of (i) ingress to and egress from the Specified Parcel, (ii) utilities, including, but not limited to sewer, water, gas, electric and telephone, and (iii) parking, in connection with the development of the Specified Parcel, provided, however, that no such easement

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shall materially interfere with the use and operation of the Property (the easements contained in (i), (ii) and (iii) are collectively referred to as the "Easements"). Prior to any grant, reservation, dedication or creation of any Easements, Grantor shall deliver to Trustee and Beneficiary a written certification stating that: (w) the Easements will not cause the Property or any portion thereof to fail to comply in any material respects with the terms of this Instrument and any applicable law, ordinances or regulation; (x) all governmental consents or approvals required in connection with the Easements have been applied for or obtained; (y) the Easements are for the purposes described in clauses (i) through (iii) above; and (z) the Easements will not adversely affect the value, utility or useful life of the Property. At the request of Grantor, Beneficiary shall cause Trustee to execute and deliver to Grantor an agreement pursuant to which the lien of this Instrument shall be subordinated to the Easements.

          8. PROTECTION OF BENEFICIARY'S SECURITY. If Grantor fails to perform the covenants and agreements contained in this Instrument, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Beneficiary therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then, after the running of applicable grace periods, if any, Beneficiary at Beneficiary's option may make such appearances, disburse such sums and take such action as Beneficiary deems necessary, in its sole discretion, to protect Beneficiary's interests, including, but not limited to: (a) disbursement of reasonable attorneys' fees; (b) entry upon the Property to make repairs; and (c) procurement of satisfactory insurance as provided in Paragraph 5 hereof.

          Any amounts disbursed by Beneficiary pursuant to this Paragraph 8, with interest thereon, shall be added to the Indebtedness of Grantor secured by this Instrument. Unless Grantor and Beneficiary agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the rate stated in the Notes unless collection from Grantor of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Grantor under applicable law. Grantor hereby covenants and agrees that Beneficiary shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness secured hereby. Nothing contained in this Paragraph 8 shall require Beneficiary to incur any expense or take any action hereunder.

          9. INSPECTION. Beneficiary may make or cause to be made reasonable entries upon and inspections of the Property.

          10. BOOKS AND RECORDS. Grantor shall keep and maintain at all times complete and accurate books of account and records adequate to reflect correctly the results of the operation of the Property and copies of all written contracts, leases and other instruments which affect the Property. Such books, records, contracts, leases, subleases and other instruments shall be subject to examination and inspection at any reasonable time by Beneficiary.

          11. CONDEMNATION AND EMINENT DOMAIN. All awards made to the present, or any subsequent, owner of the Property, by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (the "AWARDS") are hereby assigned by Grantor to Beneficiary, and shall be held and applied in accordance with the terms and provisions of the Indenture. Grantor shall immediately notify Beneficiary of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting any part of the Property and shall deliver to Beneficiary copies of all papers served in connection with any such proceedings. Grantor shall make, execute and deliver to Beneficiary, at any time upon request, free of any encumbrance, any further assignments and other instruments deemed necessary by Beneficiary for the purpose of assigning the Awards to Beneficiary. After deducting from the Award for such taking all of its expenses incurred in the collection and administration of the Award, including attorneys' fees, unless otherwise permitted by prior written consent of the Beneficiary, the Award shall be applied as provided in the Indenture.

          12. GRANTOR AND LIEN NOT RELEASED. From time to time, Beneficiary may, at Beneficiary's option, subject to the terms of the Indenture, without giving notice to or obtaining the consent of Grantor, Grantor's successors, or assigns or of any junior lienholder or guarantors, without liability on Beneficiary's part and notwithstanding Grantor's breach of any covenant or agreement of Grantor in this Instrument, extend the time for payment of the Indebtedness secured by this Instrument or any part thereof, reduce the payments thereon, release one or more persons or entities liable on any of said Indebtedness, accept a renewal note or notes therefor, release from the lien of this Instrument any part of the Property, take or release other or additional security, reconvey any part of the Property, consent to any map or plat of the Property, consent to the granting of any easement, join in any extension or subordination agreement, agree in writing with Grantor to modify the rate of interest or period of amortization of the Notes or either of them, or change the amount of the installments payable thereunder. Any actions taken by Beneficiary pursuant to the terms of this Paragraph 12 shall not affect the obligation of Grantor or Grantor's successors or assigns to pay the Indebtedness secured by this Instrument and to observe the covenants of Grantor contained herein, shall not affect the guaranty of any person, corporation, partnership or other entity for payment of the Indebtedness secured hereby, and shall not affect the lien or priority of lien hereof on the Property. Grantor shall pay Beneficiary a reasonable service charge, together with such title insurance premiums and attorneys' fees as may be incurred at Beneficiary's option for any such action if taken at Grantor's request.

          13. FORBEARANCE BY BENEFICIARY NOT A WAIVER. Any forbearance by Beneficiary in exercising any right to remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Beneficiary of payment of any sum secured by this Instrument after the due date of such payment shall not be a waiver of Beneficiary's right to either require prompt payment when due of all other sums to secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Beneficiary shall not be a waiver of Beneficiary's right to accelerate the maturity of the Indebtedness secured by this Instrument. Beneficiary's receipt of any Awards, proceeds or damages under Paragraphs 5 and 11 hereof shall not operate to cure or waive Grantor's default in payment of sums secured by this Instrument.

          14. ESTOPPEL CERTIFICATE. Grantor shall, within ten days of a written request from Beneficiary, furnish Beneficiary with a written statement, duly acknowledged, setting forth the Indebtedness secured by this Instrument and any right of set-off, counterclaim or other defense which Grantor is aware exists against such sums and the obligations of this Instrument and provide such other information as Beneficiary may reasonably request.

          15. UNIFORM COMMERCIAL CODE SECURITY AGREEMENT. In addition to being a deed of trust and assignment of leases and rents, this Instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified herein above as part of the Property which under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Grantor hereby grants Beneficiary a security interest in said items and a security interest shall hereby attach thereto for the benefit of Beneficiary to further secure the Indebtedness. Grantor shall file this Instrument, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Property. Any reproduction of this Instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. In addition, Grantor shall execute and file all financing statements, extensions, renewals and amendments thereof, and reproductions of this Instrument in such form as may be required to perfect and continue a security interest with respect to said items. Grantor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements Beneficiary may reasonably require. Without the prior written consent of Beneficiary, Grantor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in said items, including replacements and
additions thereto.   If any Default hereunder or Event of Default (as defined
in the Indenture) occurs or if Beneficiary declares the Indebtedness secured hereby immediately due and payable in accordance with Paragraph 25 hereof or pursuant to any other provision of this Instrument, the Indenture, or the other Security Documents, Beneficiary shall have the remedies of a secured party under the Uniform Commercial Code and, at Beneficiary's option, may also invoke any remedies provided in this Instrument. In exercising any of said remedies, Beneficiary may proceed against the items of real property and any items of personal property specified above as part of the Property separately or together and in any order whatsoever, without in any way affecting the availability of Beneficiary's remedies under the Uniform Commercial Code or of the remedies provided in Paragraph 25 hereof.

          16. LEASES OF THE PROPERTY. Grantor shall comply with and observe Grantor's obligations as landlord under the Leases. Grantor, at Beneficiary's request, shall furnish Beneficiary with executed copies of all leases and guaranties now existing or hereafter made of all or any part of the Property.
 Grantor may, without the consent of Beneficiary, enter into, modify and/or cancel any of the Leases in the ordinary course of business. Grantor may, from time to time, request Trustee and Beneficiary, not individually, but solely in its capacity as Trustee, to execute a form of subordination agreement, substantially in the form of EXHIBIT 4 attached hereto, provided that together with such request, Grantor shall submit a certificate of one of its officers that the lease which is the subject of the subordination agreement is at market rates, and contains market terms. Provided Grantor satisfies the conditions contained in this paragraph, Trustee and Beneficiary, not individually, but solely in its capacity as Trustee, shall execute said subordination agreement within thirty (30) days after receipt of such request.

          Grantor does hereby assign to Beneficiary all Leases and all security deposits made by tenants in connection with such leases of the Property. All security deposits shall be held in a separate account if required by law. Grantor does hereby assign to Beneficiary Grantor's interests in all leases of equipment related to the Property. Beneficiary shall have all of the rights and powers possessed by Grantor prior to such assignment.

          17. REMEDIES CUMULATIVE. Each remedy provided in this Instrument is distinct and cumulative to all other rights or remedies under this Instrument or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever. No delay or omission of the Beneficiary or Trustee in exercising any right or power arising upon any Default shall impair any such right, power, or remedy of Beneficiary or Trustee, or shall be construed to be a waiver of any Default, or acquiescence therein.

          18. NOTICE. Except for any notice required under applicable law to be given in another manner, all notices provided for in this Instrument shall be given and shall be deemed to be given as set forth in the Indenture.

          19. SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective successors and assigns of Beneficiary and Grantor, subject to the provisions of the Indenture. All covenants and agreements of Grantor are subject to the provisions of the Indenture. All covenants and agreements of Grantor shall be joint and several. In exercising any rights hereunder or taking any actions provided for herein, Beneficiary may act through its employees, agents or independent contractors as authorized by Beneficiary. The captions and headings of the Paragraphs of this Instrument are for convenience only and are not to be used to interpret or define the provisions hereof.

          20. GOVERNING LAW; SEVERABILITY. This Instrument shall be governed by the law of the jurisdiction in which the Property is located. In the event that any provision of this Instrument conflicts with applicable law, such conflict shall not affect other provisions of this Instrument which can be given effect without the conflicting provisions, and to this end the provisions of this Instrument are declared to be severable.

          21. WAIVER OF STATUTE OF LIMITATIONS RIGHT OF REDEMPTION AND OTHER RIGHTS. To the full extent permitted by law, Grantor hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce the Notes or any other obligation secured by this Instrument. To the full extent permitted by law, Grantor agrees that it will not at any time or in any manner whatsoever take any advantage of any stay, exemption or extension law or any so-called "Moratorium Law" now or at any time hereafter in force, nor take any advantage of any law now or hereafter in force providing for the valuation or appraisement of the Property, or any part thereof, prior to any sale thereof to be made pursuant to any provisions herein contained, or to any decree, judgment or order of any court of competent jurisdiction; or claim or exercise any rights under any statute now or hereafter in force to redeem the Property or any part thereof, or relating to the marshalling thereof, on foreclosure sale or other enforcement hereof. To the full extent permitted by law, Grantor hereby expressly waives any and all rights it may have to require that the Property be sold as separate tracts or units in the event of foreclosure. To the full extent permitted by law, Grantor hereby expressly waives any and all rights to redemption and reinstatement under applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirect) by, through or under Grantor and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of Grantor and such other persons are and shall be deemed to be hereby waived to the full extent permitted by applicable law. To the full extent permitted by law, Grantor agrees that, by invoking or utilizing any applicable law or laws or otherwise, it will not hinder, delay or impede the exercise of any right, power or remedy herein or otherwise granted or delegated to Beneficiary, but will permit the exercise of every such right, power and remedy as though no such law or laws have been or will have been made or enacted. To the full extent permitted by law, Grantor hereby agrees that no action for the enforcement of the lien or any provision hereof shall be subject to any defense which would not be good and valid in any action at law upon the Notes.

          22. WAIVER OF MARSHALLING. Notwithstanding the existence of any other security interests in the Property held by Beneficiary or by any other party, Beneficiary shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Beneficiary shall have the right to determine the order in which any or all portions of the Indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Grantor, any party who consents to this Instrument, and any party who now or hereafter acquires a security interest in the Property and who has actual or constructive notice hereof, hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

          23. INDENTURE PROVISIONS. Grantor agrees to comply with the covenants and conditions of the Indenture which are hereby incorporated by reference in and made a part of this Instrument. Initial capitalized terms used herein not otherwise defined shall have the meaning ascribed to them in the Indenture. To the extent any provision of this Instrument conflicts or is inconsistent with the provisions of the Indenture, the provisions of the Indenture shall control.

          24. ASSIGNMENT OF RENTS; APPOINTMENT OF RECEIVER; BENEFICIARY IN POSSESSION. As part of the consideration for the Indebtedness served by this Instrument, Grantor hereby absolutely and unconditionally assigns and transfers to Beneficiary all the rents, income, profits and revenues of the Property, including those now due, past due, or to become due by virtue of any lease or other agreement for the occupancy or use of all or any part of the Property and including without limitation any room rents, concession fees and other amounts paid for use of all or any part of the Property, regardless of to whom the rents and revenues of the Property are payable. Grantor hereby authorizes Beneficiary or Beneficiary's agents to collect the aforesaid rents and revenues and hereby directs each tenant of the Property to pay such rents to Beneficiary or Beneficiary's agents; provided, however, that prior to written notice given by Beneficiary to Grantor of the breach by Grantor of any covenant or agreement of Grantor, in this Instrument, Grantor may receive all rents, income, profits and revenues of the Property as trustee for the benefit of Beneficiary and Grantor; it being intended by Grantor and Beneficiary that this assignment be additional security for the performance of its obligations under this Instrument. Upon delivery of written notice by Beneficiary to Grantor of a breach by Grantor of any covenant or agreement of Grantor in this Instrument or upon a Default or Event of Default, and without the necessity of Beneficiary entering upon and taking and maintaining full control of the Property in person, by agent or by a court-appointed receiver, Beneficiary shall immediately be entitled to possession of all rents, income, profits and revenues of the Property as specified in this Paragraph 24 as the same become due and payable, including but not limited to rents then due and unpaid, and all such rents shall immediately upon delivery of such notice be held by Grantor as trustee for the benefit of Beneficiary only. Grantor agrees that commencing upon delivery of such written notice of Grantor's breach by Beneficiary to Grantor each tenant of the Property shall make such rents payable to and pay such rents to Beneficiary or Beneficiary's agents on Beneficiary's written demand to each tenant therefor, delivered to each tenant personally, by mail or delivering such demand to each rental unit, without any liability on the part of such tenant to inquire further as to the existence of a default by Grantor.

          Grantor hereby covenants that Grantor has not executed any prior assignment of said rents, that Grantor has not performed, and will not perform, any acts or has not executed, and will not execute, any instrument which would prevent Beneficiary from exercising its rights under this Paragraph 24, and that at the time of execution of this Instrument there has been no anticipation or prepayment to Grantor of any of the rent of the Property for more than one month prior to the due date of such rent. Grantor covenants that Grantor will not hereafter collect or accept payment of any rents of the Property more than one month prior to the due dates of such rents. Grantor further covenants that Grantor will execute and deliver to Beneficiary such further assignments of rents, income, profits and revenues of the Property as Beneficiary may from time to time request.

          Upon Grantor's breach of any covenant or agreement of Grantor in this Instrument or upon a Default or Event of Default, Beneficiary may in person, by agent, or by a court-appointed receiver, regardless of the adequacy of Beneficiary's security, enter upon and take and maintain full control of the Property in order to perform all acts necessary and appropriate for the operation and maintenance thereof including, but not limited to, the execution, cancellation or modification of leases, the collection of all rents and revenues of the Property, the making of repairs to the Property and the execution or termination of contracts providing for the management or maintenance of the Property, all of such terms as are deemed best to protect the security of this Instrument. In the event Beneficiary elects to seek the appointment of a receiver for the Property upon Grantor's breach of any covenant or agreement of Grantor in this Instrument, Grantor hereby expressly consents to the appointment of such receiver. Beneficiary or the receiver shall be entitled to receive a reasonable fee for so managing the Property.

All rents and revenues collected subsequent to delivery of written notice by Beneficiary to Grantor of a breach by Grantor of any covenant or agreement of Grantor in this Instrument shall be applied first to the costs, if any, of taking control of and managing the Property and collecting the premiums on receiver's bonds, costs of repairs to the Property, premiums on insurance policies, taxes, assessments and other charges on the Property, and the costs of discharging any obligation or liability of Grantor as lessor or landlord of the Property and then to Indebtedness secured by this Instrument. Beneficiary or the receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those rents actually received. Beneficiary shall not be liable to Grantor, anyone claiming under or through Grantor or anyone having an interest in the Property by reason of anything done or left undone by Beneficiary under this Paragraph 24.

          If the rents of the Property are not sufficient to meet the costs, if any, of taking control and managing the Property and collecting the rents, any funds expended by Beneficiary for such purposes shall become Indebtedness of Grantor to Beneficiary secured by this Instrument pursuant to Paragraph 8 hereof. Unless Beneficiary and Grantor agree in writing to other terms of payment, such amounts shall be payable upon notice from Beneficiary to Grantor requesting payment thereof and shall bear interest from the date of disbursement at the rate stated in the Notes.

          Any entering upon and taking and maintaining of control of the Property by Beneficiary or the receiver and any application of rents as provided herein shall not cure or waive any default hereunder or invalidate any other right or remedy of Beneficiary under applicable law or as provided herein. This assignment of rents shall terminate at such time as this Instrument ceases to secure Indebtedness held by Beneficiary.

          25. DEFAULTS. The occurrence of one or more of the following events shall constitute a default ("DEFAULT") under this Instrument:

          (a) Grantor fails to pay any amount payable pursuant to this Instrument when due and payable in accordance with the provisions hereof, and such failure continues for thirty (30) days.

          (b) A breach by Grantor of any of the obligations, provisions, or covenants of the Indebtedness or this Instrument.

          (c) A default in or breach of any obligations, provision, or covenant of the Indebtedness secured by this Instrument.

          (d) If Grantor should become insolvent or apply to a bankruptcy court to be adjudicated a voluntary bankrupt, or should proceedings be taken against Grantor looking to the appointment of a receiver or placing Grantor in involuntary bankruptcy, or should any applications for a reorganization be made.

          (e) If all or any part of the Property is seized under any work or process of court.

          (f) Except as provided herein, or in the Indenture, if all or any part of the Property is sold, transferred, mortgaged or otherwise encumbered without the prior, written consent of Beneficiary.

          (g) Upon destruction or substantial damage to the Improvements on the Property by the fault of Grantor.

          (h)  An Event of Default as defined in the Indenture.

          Upon a Default, Beneficiary, at its option and without affecting the lien hereby created or the priority of said lien or any other right of Beneficiary hereunder, may declare, without further notice, all Indebtedness immediately due whether or not such Default is thereafter remedied by Grantor, and Beneficiary may immediately proceed to foreclose this Instrument and to exercise any right provided by this Instrument, the Indenture, the Notes, the other Security Documents or otherwise.

          26.  FORECLOSURE.

          (a) Upon the occurrence of one or more Defaults or after the occurrence of one or more Defaults, Beneficiary and/or Trustee may institute an action of mortgage foreclosure, or take such other action as the law may allow, at law or in equity, for the enforcement hereof and realization on the Property or any other security which is herein or elsewhere provided for, and proceed thereon to final judgment and execution thereon for the entire principal then outstanding under the Notes at the rate stipulated in the applicable Notes to the date of default and thereafter at the rate stipulated in the event of a default thereunder
     (the "DEFAULT RATE") together with all other Indebtedness secured by this Instrument, including all sums which may have been advanced by Beneficiary to Grantor after the date of this Instrument, and all sums which may have been advanced by Beneficiary for taxes, water or sewer rents, charges or claims, payment of prior liens, insurance or repairs to the Property, all costs of suit, including, without limitation, the expenses which are described in Paragraph 46 hereof, and interest at the Default Rate on any judgment obtained by Beneficiary from and after the date of any sale of the Property until actual payment of the full amount due Beneficiary and Beneficiary and/or Trustee may sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of the Grantor therein and rights of redemption thereof, pursuant to power of sale or otherwise, and any and every part thereof, en masse or in parcels, at public venue to the highest bidder for cash in hand at the door or on the steps of the courthouse or court building customarily used for such purposes in the county where the Premises are located, first giving notice of the time and place of sale and description of the property to be sold by advertisement published as is provided by the laws of the State of Missouri then in effect, and upon such sale shall execute and deliver a deed of conveyance of the property sold to the purchaser or purchasers thereof, and in the event of a sale, by foreclosure or otherwise, of less than all of the

     Property, this Instrument shall continue as a lien on the remaining portion of the Property. At any sale of the Property (by power of sale or otherwise) Beneficiary may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the principal then outstanding under the Notes with interest thereon and other obligations of Grantor secured by this Instrument the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which beneficiary is authorized to deduct under this Instrument. Upon the request of Beneficiary and to the extent not prohibited by applicable law, Grantor shall execute and file with the clerk of the court a legally sufficient waiver of any statutory waiting period with respect to the execution of a judgment obtained by Beneficiary in connection with any foreclosure proceedings. The obligation of Grantor to so execute and file such waiver shall survive the termination of this Instrument.

          (b) Upon the occurrence of a Default and the election of the Beneficiary to effect a trustee's sale of the Property in lieu of judicial foreclosure, then the Beneficiary may instruct the Trustee to commence such sale and consummate such sale in the following manner:

          The Trustee shall deliver to the purchaser at any such trustee's sale its deed, without warranty, which shall convey to the purchaser the interest in the Property which the Grantor has or has the power to convey at the time of the execution of this Instrument, and such as it may have acquired hereafter. The Trustee's deed shall recite the facts showing that the sale was conducted in compliance with all the requirements of law and of this Instrument, which recital shall be prima facie evidence of such compliance and conclusive evidence thereof in favor of bona fide purchasers and encumbrances for value.

          (c) Beneficiary may at any time or from time to time sell or dispose of any part of the Property constituting personalty at public or private sale at Grantor's or Beneficiary's place of business or otherwise in such order as Beneficiary may elect. If any notice of intended sale or disposition of any of such personal property is required by law, such notice shall be deemed reasonable and proper if mailed at least ten (10) days before such sale or disposition, postage prepaid, by certified mail, return receipt requested, addressed to Grantor at Grantor's most recent address as shown in Beneficiary's records, whether or not actually received by Grantor.

          (d) Upon the completion of any sale or sales made by the Trustee under or by virtue of this Instrument, the Trustee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. The Trustee is hereby irrevocably appointed the true and lawful attorney of the Grantor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Property and rights so sold and for that purpose the Trustee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, the Grantor hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue hereof. The foregoing appointment is coupled with an interest and may not be revoked as long as the Indebtedness or any portion thereof remains unpaid. Beneficiary shall not exercise its rights under this Paragraph until a Default has occurred. Any such sale or sales made under or by virtue of this Instrument, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Grantor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against the Grantor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under the Grantor.

          (e) In case of a sale under this Instrument, the said Property, real, personal and mixed may be sold in one part as an entirety or in separate parts and in such order as may be determined by the Beneficiary in its discretion, and the Grantor hereby waives and releases any right to have the Property or any part thereof marshalled upon foreclosure sale or otherwise.

          (f) In the event that the Grantor has an equity of redemption and the Property is sold pursuant to the power of sale or otherwise under or by virtue of this Instrument, the purchaser may during any redemption period allowed, make such repairs or alterations on said property as may be reasonably necessary for the proper operation, care, preservation, protection and insuring thereof. Any sums so paid together with interest thereon from the time of such expenditure at the Default Rate (if not prohibited by law, otherwise at the highest lawful contract rate) shall be added to and become a part of the amount required to be paid for redemption from such sale.

          (g) The Trustee may adjourn from time to time any sale by it to be made under or by virtue of this Instrument by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, the Beneficiary, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

          27. SALE IN PARCELS. In the event of a foreclosure of this Instrument or upon any sale under this Instrument pursuant to judicial proceedings or otherwise, the Property may be sold in one parcel and as an entirety or in such parcels, manner or order as permitted by law.

          28. RIGHT OF POSSESSION. Upon the occurrence of one or more Default or when the Indebtedness shall become due, whether by acceleration or otherwise, or if Beneficiary has a right to institute foreclosure proceedings, Grantor shall surrender to Beneficiary, forthwith upon demand of Beneficiary, and Beneficiary shall be entitled to be placed in possession of the Property as provided, and Beneficiary, in its discretion and pursuant to court order, may enter upon and take and maintain possession of all or any part of the Property, together with all documents, books, records, papers and accounts of Grantor or the then owner of the Property relating thereto, and may exclude Grantor, such owner, and any agents and servants thereof wholly therefrom and, on behalf of Grantor or such owner, or in its own name as Beneficiary and under the powers herein granted may:

          (a) hold, operate, manage and control all or any part of the Property and conduct the business, if any, thereof, either personally or by its agents, with full power to use such measures, legal or equitable, as Beneficiary may deem necessary to enforce the payment or security of the rents, issues, deposits, profits and avails of the Property, including, without limitation, actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Grantor;

          (b) cancel or terminate the Leases for any cause or on any ground that would entitle Grantor to cancel the same;

          (c) elect to disaffirm the Leases made subsequent to this Instrument without Beneficiary's prior written consent;

          (d) extend or modify the Leases and make new leases of all or any part of the Property, which extensions, modifications, and new leases may provide for terms to expire, or for options to lessees to extend or review terms to expire, beyond the maturity date of the loan evidenced by the Notes and the issuance of a deed to a purchaser at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Grantor, all persons whose interests in the Property are subject to the lien hereof, and the purchaser at any foreclosure sale, notwithstanding any redemption from sale, reinstatement, discharge of the Indebtedness, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any such purchaser;

          (e) make all necessary or proper repairs, decoration renewals, replacements, alterations, additions, betterments and improvements in connection with the Property as may seem judicious to Beneficiary, to insure and reinsure the Property and all risks incidental to Beneficiary's possession, operation, and management thereof, and to receive all rents, issues, deposits, profits and avails therefrom; and

          (f) apply the net income, after allowing a reasonable fee for the collection thereof and for the management of the Property, to the payment of taxes, premiums and other charges applicable to the Property, or in reduction of the Indebtedness in such order and manner as Beneficiary shall select.

Without limiting the generality of the foregoing, Beneficiary shall have all power, authority and duties as provided under applicable law. Nothing herein contained shall be construed as constituting

Beneficiary a mortgagee in possession in the absence of the actual taking of possession of the Property.

          29. RECEIVER. Upon the occurrence of one or more Defaults, Beneficiary may apply for the appointment of a receiver of the rents, issues, and profits of all or any part of the Property, without notice to or demand upon Grantor or any person claiming through or under Grantor, and Beneficiary shall be entitled to the appointment of such receiver as a matter of right, to the extent not prohibited by applicable law, without notice to or demand upon Grantor or any person claiming through or under Grantor and without consideration of the value of the Property as security for the amounts due to Beneficiary or the solvency of any person liable for the payment of such amounts. Grantor specifically waives the right to object to the appointment of a receiver as aforesaid and hereby expressly agrees that such appointment may be made ex parte and without notice to Grantor and as a matter of absolute right to Beneficiary. In order to maintain and preserve the Property and to prevent waste or impairment of its security, Beneficiary may, at its option, advance monies to the receiver and all such sums advanced shall become secured obligations and shall bear interest at the Default Rate.

          30. FORECLOSURE SALE. Except to the extent otherwise required by applicable law, the proceeds of any foreclosure sale of the Property shall be distributed and applied in the following order of priority: first, all items which under the terms hereof constitute Indebtedness additional to the principal and interest evidenced by the Notes in such order as Beneficiary shall elect with interest thereon as herein provided including, without limitation, all costs and expenses of such sale, including compensation to Beneficiary, its agents and counsel, and any judicial proceeding wherein the same may be made and all expenses, costs, liabilities and advances made or incurred by Beneficiary (including attorneys' fees and expenses) and to the payment of reasonable charges of the Trustee, an amount as may be agreed upon between the Beneficiary and the Trustee; and second, all principal and interest remaining unpaid on the Notes in such order as Beneficiary shall elect; and lastly, any surplus to Grantor and its successors and assigns, as their rights may appear.

          31. POWER OF SALE. Trustee is hereby granted a power of sale and may sell the Property or such part or parts thereof or interest therein as Beneficiary may select pursuant to the applicable provisions of the laws of the state in which the Premises is located, and upon such sale and compliance with the law relating thereto, to convey title to the purchaser. The proceeds of such sale shall be applied in the same manner as proceeds are applied pursuant to Paragraph 3 to the extent permitted by applicable law.

          32. INSURANCE DURING FORECLOSURE. All rights and powers of Beneficiary under Paragraphs 2 and 5 hereof, from and after the entry of judgment of foreclosure, shall continue in the Beneficiary as decree creditor until confirmation of sale. In case of an insured loss after foreclosure proceedings have be instituted, the proceeds of any Insurance Policy, if not applied in rebuilding or restoring the Property, as aforesaid, shall be used to pay the amount due in accordance with any decree of foreclosure that may be entered in any such proceeding, and the balance, if any, shall be paid as the court may direct. The foreclosure decree may provide that the mortgagee's clause attached to each of the casualty Insurance Policies may be cancelled and that the decree creditor may cause a new loss clause to be attached to each of said casualty Insurance Policies making the loss thereunder payable to said decree creditors. In the event of foreclosure sale, Beneficiary, without the consent of Grantor, may assign any Insurance Policies to the purchaser at the sale, or take such other steps as Beneficiary may deem advisable to protect the interest of such purchaser.

          33. RELEASE. Upon payment of all sums secured by this Instrument or as otherwise provided in the Indenture, Beneficiary shall cancel this Instrument. Grantor shall pay Beneficiary's reasonable costs incurred in discharging this Instrument.

          34.  SUCCESSORS AND ASSIGNS.

          (a) Holders of the Notes. This Instrument and each provision hereof shall be binding upon Grantor and its successors and assigns (including, without limitation, each and every record owner from time to time of the Premises or any other person having an interest therein), and shall inure to the benefit of Beneficiary and its successors and assigns. Wherever herein Beneficiary is referred to, such reference shall be deemed to include the Holders from time to time of the Notes; and each such Holder of the Notes shall have all of the rights afforded hereby, and may enforce the provisions hereof, as fully as if Beneficiary had designated such Holder of the Notes herein by name.

          (b) Covenants Run With Land; Successor Owners. All of the covenants of this Instrument shall run with the Land and be binding on any successor owners of the Land. If the ownership of the Premises or any portion thereof becomes vested in a person other than Grantor, Beneficiary, without notice to Grantor, may deal with such person with reference to this Instrument and the Indebtedness in the same manner as with Grantor without in any way releasing Grantor from its obligations hereunder. Grantor will give immediate written notice to Beneficiary of any conveyance, transfer or change of ownership of the Premises, but nothing in this Paragraph shall vary the effectiveness of the provisions of Paragraphs 16, 19 and 25 hereof or any provision of the Indenture.

          35. LIMITATIONS OF GAMING REGULATIONS. The rights and remedies of Beneficiary and Trustee with respect to the Property upon Default are subject to the limitations and restrictions of applicable gaming statutes, rules and regulations.

          36. EFFECT OF EXTENSIONS AND AMENDMENTS. If the payment of the Indebtedness, or any part thereof, is extended or varied, or if any part of the security or guarantees therefor are released, all persons now or at any time hereafter liable therefor, or interested in the Property, shall be held to assent to such extension, variation or release, and their liability, and the lien, and all provisions hereof, shall continue in full force and effect; the right of recourse against all such persons being expressly reserved by Beneficiary, notwithstanding any such extension, variation or release. Any person, firm or corporation taking a junior mortgage, or other lien upon the Property or any part thereof or any interest therein, shall take said lien subject to the rights of

Beneficiary to amend, modify, extend or release the Indenture, the Notes, this Instrument or any other Security Document, in each case without obtaining the consent of the holder of such junior lien and without the lien of this Instrument losing its priority over the rights of any such junior lien.

          37.  ENVIRONMENTAL MATTERS.

           (a) Grantor represents and warrants that it conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on the Premises and as a result thereof Grantor has reasonably concluded that, except as specifically disclosed in that certain Phase One Environmental Assessment dated March 2, 1994, prepared by McKinney Associates and D.G. Purdy & Associates, Inc. (the "Environmental Report"), such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as disclosed in the Environmental Report, (i) neither Grantor nor, to the best of Grantor's knowledge, any other Person has ever caused or permitted any Hazardous Material to be released, or disposed of on, under or at the Premises, in any amount or manner which would require remedial action under Environmental Laws, (ii) the Premises has never been used by Grantor, or to the best of Grantor's knowledge, by any other Person as a dump site for any Hazardous Material or a permanent storage site for any Hazardous Material, and (iii) neither Grantor nor any of its predecessors has received written notice from any Governmental Authority or any third party that it may be responsible for the release of any Hazardous Material at any location.

          (c) Except in compliance with Environmental Laws, and except as disclosed in the Environmental Report, neither the Grantor nor, to the best of Grantor's knowledge, any other Person has ever caused or permitted any Hazardous Material to be treated or stored on, under or at the Premises.

          (d) Grantor shall conduct its operations and keep and maintain its property in compliance with all Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except such non-compliance as could not result in liability to Grantor (individually or together with the Borrower or any Subsidiary) in excess of $100,000 or otherwise have a Material Adverse Effect. Without limiting the foregoing, (i) Grantor shall comply in a reasonable and cost-effective manner with any valid Federal or state judicial or administrative order requiring the performance at the Premises of activities in response to the release or threatened release of a Hazardous Material except for the period of time that Grantor is diligently in good faith contesting such order; (ii) notify the Beneficiary within five days of the Grantor's receipt for any written claim, demand, proceeding, action, or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material; and (iii) notify the Beneficiary within five days of any release or threat of release of Hazardous Material reported to any Governmental Authority occurring at the Premises. Furthermore, Grantor shall not commence disposal of any Hazardous Material into or onto the Premises except in compliance with Environmental Laws on or allow any Lien imposed pursuant to any Environmental Law relating to Hazardous Material or the disposal thereof to remain on such real property. For purposes of this Instrument, "disposal" means the intentional placement of Hazardous Materials with no intention of retrieval.

          (e) Grantor shall protect, indemnify, save, defend, and hold harmless Beneficiary, its officers, directors, stockholders, partners, employees, successors and assigns (collectively, the "INDEMNIFIED ENVIRONMENTAL PARTIES") from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and expenses) and any and all claims, suits and judgments which any Indemnified Environmental Party may suffer, as a result of or with respect to: (i) any Environmental Claim relating to or arising from the Property; (ii) violation of any Environmental Law in connection with the Property;
     (iii) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (iv) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Grantor provided that in each case, Grantor may be relieved of its obligation under this subsection if it demonstrates, by a preponderance of the evidence, that any of the matters referred to in clauses (i) through (iv) above did not occur (but need not have been discovered) prior to (x) the foreclosure of this Instrument with respect to the Property, (y) the delivery by Grantor to Beneficiary of a deed-in-lieu of foreclosure with respect to such property or (z) Beneficiary's taking possession and control of the Property after the occurrence and during the continuance of a Default hereunder or an Event of Default under the Indenture. Promptly after Beneficiary receives notice of the commencement of any Environmental Claim in respect of which indemnification is sought hereunder, Beneficiary shall notify Grantor in writing thereof; but the omission so to notify Grantor shall not relieve Grantor from any obligation hereunder provided that Grantor has not been materially prejudiced by such failure by Beneficiary to notify Grantor. If any such action or other proceeding shall be brought against Beneficiary, upon written notice (given reasonably promptly following Beneficiary's notice to Grantor of such action or proceeding), Grantor shall be entitled to assume the defense thereof, at Grantor's expense, with counsel reasonably acceptable to Beneficiary; provided, however, Beneficiary may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Beneficiary a right to control such defense, which right Grantor expressly retains. Notwithstanding the foregoing, Beneficiary shall have the right to employ separate counsel at Grantor's expense if, in the reasonable opinion of legal counsel, conflict or potential conflict exists between Beneficiary and Grantor that would make such separate representation advisable; provided, however, in no event shall Grantor be required to pay reasonable fees and expenses actually incurred under this indemnity for more than one separate firm of attorneys for Beneficiary in any one legal action.

    For the purposes of this Instrument the following terms shall have the meanings asset forth herein:

     "ENVIRONMENTAL CLAIMS" shall mean all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment;

     "ENVIRONMENTAL LAWS" shall mean all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters;

     "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing;

     "HAZARDOUS MATERIAL" shall mean (a) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601(14) as amended by the Superfund Amendments and Reauthorization Act, and including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C. Sec. 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. part 261; (d) any petroleum, including crude oil and any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel;
     (f) any "hazardous chemicals" as defined pursuant to 29 C.F.R. Part 1910; (g) any asbestos, polychlorinated biphenyl (PCB), or isomer or dioxin; and (h) any other substance, regardless of physical form, that is regulated under any Environmental Law;

     "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties or condition (financial or otherwise) of Grantor or Grantor and any Affiliate, taken as a whole or any material adverse change in, or material adverse effect upon, the obligations under the Indenture, this Mortgage or the Security Documents of any such Person or Persons which could reasonably be expected to result in any of the foregoing;
     (b) a material impairment of the ability of Grantor or any Affiliate to perform under any provision of the Indenture or any Security Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Grantor or an Affiliate of the Indenture or any Security Document; and,

     "PERSON" shall mean any individual, limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

          38. FUTURE ADVANCES. At all times, regardless of whether any loan proceeds have been disbursed, this Instrument secures as part of the Indebtedness the payment of all loan commissions, service charges, liquidated damages, attorneys' fees, expenses and advances due to or incurred by Beneficiary in connection with the Indebtedness, all in accordance with the Indenture, the Notes, this Instrument, and the other Security Documents.

          39. OPTION TO SUBORDINATE. At the option of Beneficiary, this Instrument shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any award in condemnation) to any and all leases of all or any part of the Premises upon the execution by Beneficiary and recording thereof, at any time hereafter, in the Office of the Recorder of Deeds for the county wherein the Premises are situated or other appropriate location, of a unilateral declaration to that effect.

          40. SEPARABILITY. If all or any portion of any provision of this Instrument, the Indenture, the Notes or the Security Documents shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof, and such provision shall be limited and construed in such jurisdiction as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein or therein.

          41. ANTI-FORFEITURE. Grantor hereby expressly represents and warrants to Beneficiary that there has not been committed by Grantor or, to the best of Grantor's knowledge, any other Person involved with the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of its obligations under the Indenture, the Notes, this Instrument or under any of the other Security Documents, and Grantor hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. In furtherance thereof, Grantor agrees to indemnify, defend with counsel reasonably acceptable to Beneficiary (at Grantor's sole cost) and hold Beneficiary harmless from and against any claim or other cost (including, without limitation, reasonable attorneys' fees and costs incurred by Beneficiary), damage, liability or injury by reason of the breach of the covenants and agreements or the warranties and representations set forth in the preceding sentence. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against Grantor, the Beneficiary or all or any part of the Property under any federal or state law in which forfeiture of the Premises or any part thereof or of any monies paid in performance of Grantor's obligations under the Indenture, the Notes, or the Security Documents is a potential result, at the election of Beneficiary, shall constitute a Default hereunder.

          42. JURY TRIAL WAIVER. Grantor waives, to the extent permitted by law, trial by jury in any actions brought by either Grantor or Beneficiary in connection with the Indebtedness.

          43. NO MERGER. It is the desire and intention of the parties hereto that this Instrument and the lien hereof shall not merge in fee simple title to the Premises, unless a contrary intent is ever manifested by Beneficiary as evidenced by an express statement to that effect in an appropriate document duly recorded. Therefore, it is hereby understood and agreed that should Beneficiary acquire any additional or other interests in or to the Premises or the ownership thereof, then this Instrument and the lien hereof shall not merge in the fee simple title, toward the end that this Instrument may be foreclosed as if owned by a stranger to the fee simple title.

          44. INDEMNITY. Grantor agrees to indemnify and hold harmless Beneficiary from and against any and all losses, liabilities, suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including attorneys' fees and disbursements) which may be imposed on, incurred or paid by or assessed against Beneficiary by reason or on account of, or in connection with, (i) any Default or Event of Default by Grantor hereunder or under the Indenture or the other Security Documents,
(ii) Beneficiary's exercise of any of its rights and remedies, or the performance of any of its duties, hereunder or under the Indenture or the other Security Documents to which Grantor is a party, (iii) the construction, reconstruction or alteration of the Property or any part thereof, (iv) any negligence or willful misconduct of Grantor, any lessee of the Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees, guests or invitees, (v) any accident, injury, death or damage to any Person or property occurring in, on or about the Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (vi) any other transaction arising out of or in any way connected with the Property (or any part thereof) or the Indenture or any of the Security Documents, except for the willful misconduct or gross negligence of the indemnified Person. The above indemnity shall not apply to liabilities incurred by Beneficiary as a result of Beneficiary's acts or omissions in connection with the Property (or parts thereof) within the possession and control of Beneficiary arising during such period of time as such Property is actually within the possession and control of Beneficiary, except those liabilities arising either directly or indirectly as a result of any Default or Event of Default by Grantor under this Instrument or the Indenture or any act or omission of Grantor, any lessees or sublessees of the Property or any of their respective agents, contractors, subcontractors, servants, employees, licensees, guests or invitees. Any amount payable to Beneficiary under this Paragraph shall be deemed a demand obligation, shall be part of the Indebtedness, shall bear interest at the Default Rate and shall be secured by this Instrument. Grantor's obligations under this Paragraph shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation on its part under any such policy of covering insurance and shall survive the repayment or cancellation of the Indebtedness and the release, discharge, satisfaction or cancellation of this Instrument. If any claim, action or proceeding is made or brought against Beneficiary which is subject to the indemnity set forth in this Paragraph, Grantor shall resist or defend against the same, if necessary in the name of Beneficiary by attorneys for Grantor's insurance carrier (if the same is covered by insurance) or otherwise by attorneys approved by Beneficiary. Notwithstanding the foregoing, Beneficiary, in its reasonable discretion, may engage its own attorneys to resist or defend, or assist therein, and Grantor shall pay, or, on demand, shall reimburse Beneficiary for the payment of, the reasonable fees and disbursements of said attorneys.

          45. CONTEMPORANEOUS MORTGAGES. THIS INSTRUMENT IS MADE CONTEMPORANEOUSLY WITH ANOTHER MORTGAGE OF EVEN DATE HEREWITH GIVEN BY GRANTOR'S AFFILIATE TO OR FOR THE BENEFIT OF BENEFICIARY COVERING PROPERTY LOCATED IN THE STATE OF LOUISIANA (the "CONTEMPORANEOUS MORTGAGE"). The Contemporaneous Mortgage secures the Indebtedness and the performance of the other covenants and agreements of Grantor set forth in the Indenture and the Security Documents. Upon the occurrence of a Default herein, or upon the occurrence of an Event of Default as defined in the Indenture, Trustee and/or Beneficiary may proceed under this Instrument and/or the Contemporaneous Mortgage against any of such property and/or the Property in one or more parcels and in such manner and order as Trustee and/or Beneficiary shall elect. Grantor hereby irrevocably waives and releases, to the extent permitted by law, and whether now or hereafter in force, any right to have the Property and/or the property covered by the Contemporaneous Mortgage marshalled upon any foreclosure of this Instrument or the Contemporaneous Mortgage.

          46. EXPENSES OF BENEFICIARY. All sums (including reasonable attorneys' fees, costs, expenses and disbursements, to the extent permitted by law) paid by Beneficiary or Trustee in connection with any litigation to prosecute or defend the rights and obligations created by this Instrument, with interest thereon from the time, shall, on demand, be immediately due from Grantor to Beneficiary or Trustee, as the case may be, and shall be added to and included in the Indebtedness and shall be secured by this Instrument.

          47. PARTIAL FORECLOSURE. Beneficiary may from time to time, if permitted by law, take action to recover any sums, whether interest, principal or any other sums, required to be paid under this Instrument or the Notes, the Indenture or any other Security Documents as the same become due, without prejudice to the right of the Beneficiary thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Grantor existing when such earlier action was commenced. Beneficiary may also foreclose this Instrument for any sums due under this Instrument or the Notes, the Indenture or any other Security Documents and the lien of this Instrument shall continue to secure the balance of the Indebtedness.

          48. LEASE OF PREMISES TO GRANTOR. The Trustee hereby lets the Premises to Grantor until a Default or a release of this Instrument upon the following terms and conditions, to-wit: Grantor and each and every Person claiming or possessing the Premises, or any part thereof, by, through or under them shall pay rent therefor during such term at the rate of one cent
(1 cent) per month, payable monthly upon demand, and shall surrender immediate peaceable possession of the Premises, and any and every part thereof, sold pursuant to Paragraphs 26, 27, 28, 29, 30, 31 or 46, to the purchaser thereof, under such sale, without notice or demand therefor.

          49. TITLE ACTS BY TRUSTEE. At any time upon written request of the Beneficiary, payment of its fees and presentation of this Instrument and said Note for endorsement (in case of full reconveyance, for cancellation and retention), without affecting the liability of any Person for the payment of the Indebtedness, the Trustee may (a) consent to the making of any map or plat of the Premises, (b) join in granting any easement or creating any restriction thereon, (c) join in any subordination or other agreement affecting this Instrument or the lien or charge thereof, (d) reconvey, without warranty, all or any part of the Premises. The grantee in any reconveyance may be described as the "person or persons legally entitled thereto," and the recitals therein of any matters or facts shall be conclusive proof of the truthfulness thereof. The Grantor agrees to pay a reasonable Trustee's fee for full or partial reconveyance, together with a recording fee if the Trustee, at its option, elects to record said reconveyance.

          50. SUCCESSOR TRUSTEE. At the option of the Beneficiary, with or without any reason, a successor or substitute trustee may be appointed by the Beneficiary without any formality other than a designation in writing of a successor or substitute trustee, who shall thereupon become vested with and succeed to all the powers and duties given to the Trustee herein named, the same as if the successor or substitute trustee had been named the original trustee herein; and such right to appoint a successor or substitute trustee shall exist as often and whenever the Beneficiary desires.

          THIS MISSOURI DEED OF TRUST SECURES ADVANCES AND FUTURE
OBLIGATIONS AT ANY TIME OUTSTANDING AND SHALL BE GOVERNED BY SECTION
443.055 R-S. MO. AS AMENDED. THE TOTAL PRINCIPAL AMOUNT OF THE PRESENT AND FUTURE ADVANCES AND OBLIGATIONS AT ANY TIME OUTSTANDING WHICH
MAY BE SECURED HEREBY IS $235,000,00.

                     [Signature Page Follows]

     IN WITNESS WHEREOF, Grantor has executed this Instrument as of the day and year first set forth above.

                                   ARGOSY GAMING COMPANY
                                   a Delaware corporation



                                   By:___________________________
                                   Name:__________________________
                                   Title:__________________________


STATE OF ILLINOIS   )
                    )    ss:
COUNTY OF COOK      )


          On this ___ day of___________, 1996, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared _____________________ to me personally known, who being by me duly sworn, did say that he is ___________________ of said corporation executing the within and foregoing instrument; that no seal has been procured by the said corporation that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and that the said _____________________ acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.

                                   _______________________________
                                             Notary Public



This Instrument was prepared by:
Reed W. Ramsay
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois  60601

                            EXHIBIT 1

                        LEGAL DESCRIPTION

                          [See attached]

                            EXHIBIT 2

                    DESCRIPTION OF COLLATERAL


          All of the following property now or at any time hereafter owned by Grantor or in which the Grantor may now or at any time hereafter have any interest or rights, together with all of Grantor's right, title and interest therein:

A. All fixtures and personal property now or hereafter owned by, Grantor and attached to or contained in or used or useful in connection with the Premises or any of the improvements now or hereafter located thereon, including without limitation any and all air conditioners, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, coolers, curtains, dehumidifiers, disposals, doors, drapes, dryers, ducts, dynamos, elevators, engines, equipment, escalators, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, kitchen equipment and utensils, lighting, machinery, motors, ovens, pipes, plumbing, pumps, radiators, ranges, recreational facilities, refrigerators, screens, security systems, shades, shelving, sinks, sprinklers, stokers, stoves, toilets, ventilators, wall coverings, washers, windows, window coverings, wiring, all renewals or replacements thereof or articles in substitution therefor, and all property owned by Grantor and now or hereafter used for similar purposes on the Premises;

B. Articles or parts now or hereafter affixed to the property described in Paragraph A of this Exhibit or used in connection with such property, any and all replacements for such property, and all other property of a similar type or used for such purposes now or hereafter in or on the Premises or any of the improvements now or hereafter located thereon;

C. Grantor's right, title and interest in all personal property used or to be used in connection with the operation of the Premises or the conduct of business thereon, including without limitation business equipment and inventories located on the Premises or elsewhere, together with files, books of account, and other records, wherever located;

D. Grantor's right, title, and interest in and to any and all contracts now or hereafter relating to the Premises executed by any architects, engineers, or contractors, including all amendments, supplements, and revisions thereof, together with all Grantor's rights and remedies thereunder and the benefit of all covenants and warranties thereon and also together with all drawings, designs, estimates, layouts, surveys, plats, plans, specifications and test results prepared by any architect, engineer, or contractor, including any amendments, supplements, and revisions thereof and the right to use and enjoy the same, as well as all building permits, environmental permits, approvals and licenses, other governmental or administrative permits, licenses, agreements and rights relating to construction on the Premises;

E. Grantor's right, title and interest in and to any and all contracts now or hereafter relating to the operation of the Premises or the conduct of business thereon, including without limitation all management and other service contracts, the books and records, and the right to appropriate and use any and all trade names used or to be used in connection with such business;

F. Grantor's right, title and interest in the rents, issues, deposits (including security deposits and utility deposits), and profits in connection with all leases, contracts, and other agreements made or agreed to by any Person or entity (including without limitation Grantor and Beneficiary under the powers granted by the Deed of Trust, Assignment of Leases and Rents and Security Agreement and the Security Documents made between Grantor and Beneficiary and the other loan documents) with any Person or entity pertaining to all or any part of the Premises, whether such agreements have been heretofore or are hereafter made;

G. Grantor's right, title and interest in all sale contracts, earnest money deposits, proceeds of sale contracts, accounts receivable, and general intangibles relating to the Premises (but not including the Grantor's gaming license to the extent Missouri law (as of the date hereof) prohibits the Debtor from granting a lien thereon (the Beneficiary hereby acknowledges that Missouri law does not presently allow any transfers of gaming licenses issued under the Missouri Riverboat Gambling Act or any security interest to attach to such license; however, in the event that Missouri law should ever be amended to allow transfers of gaming licenses issued under the Missouri Riverboat Gambling Act, any proceeds a transfer of such license shall be included));

H. All rights in and proceeds from all fire and hazard, loss-of-income, and other non-liability insurance policies now or hereafter covering improvements now or hereafter located on the Premises or described in the Deed of Trust, Assignment of Leases and Rents and Security Agreement, the use or occupancy thereof, or the business conducted thereon;

I. All Grantor's rights in and to awards or payments, including interest thereon, that may be made with respect to the Premises, whether from the right of the exercise of eminent domain (including any transfer made in lieu of the exercise of said right) or for any other injury to or decreased in volume of the Premises; and

J. All Grantor's rights in and to proceeds from the sale, transfer, or pledge of any or all of the foregoing property.

                             EXHIBIT 3

                         SPECIFIED PARCEL

                            EXHIBIT 4

                 FORM OF NONDISTURBANCE AGREEMENT



                               -33-